                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE
SEPTEMBER 4, 1998


                           PRESS RELEASE

              MOST CITIZENS FINANCIAL PREFERRED STOCK
                        CONVERTS TO COMMON


     Louisville, KY (September 4, 1998) - Citizens Financial Corporation (NASDAQ: CNFL) announced today that the holders of 97% of its convertible preferred stock elected to convert their shares into common stock by the September 3 deadline for conversion. The Company purchased the remaining preferred stock before the conversion deadline.

       As a result, the Company's common shares outstanding increased by 718,000 to 1,803,000 shares, shareholders equity increased by $3,871,000 and the Company will not be required to redeem any shares of the preferred stock pursuant to the call for redemption it issued last month.

     Commenting on the Company's announcement, Darrell R. Wells, President, said "the conversion of our preferred stock demonstrated strong on-going support by our shareholders and has improved our prospects for further growth."

     Citizens Financial is a $130 million insurance holding company based in Louisville. Its principal subsidiaries provide insurance products in 29 states and the District of Columbia.

                 For further information contact:

                          Lane A. Hersman
                     Executive Vice President
                               502/244-2420


                                       5